EXHIBIT 99.1


 [ COMPANY LOGO ]
 STEVENS INTERNATIONAL, INC.                                             NEWS


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 FOR IMMEDIATE RELEASE
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 For Additional Information Please Contact:

 Richard I. Stevens
 Chairman and President
 817 831-3500


       Stevens International, Inc. Files Voluntary Chapter 11 Petition

 Fort Worth, TX, April 1, 2002 B Stevens International, Inc. (OTC BB: SVEIA & SVEIB) today announced that following five years of steep declines in its revenue and continuing losses, the Company has filed a voluntary petition for reorganization under Chapter 11 of the U. S. Bankruptcy Code. The filing was made March 29, 2002, in the U. S. Bankruptcy Court in Fort Worth.

 It is widely known that printing press manufacturing is faced with consolidations and combinations of printers, and uncertainties on the part of printers in their capital budgeting and planning processes. Stevens intends to accelerate and intensify its exploration of a possible sale of all or parts of the Company. Richard I. Stevens, Chairman and President, said, "The board of directors has concluded that, despite our very best efforts to increase revenues and reduce costs to sustain the business, the bankruptcy filing was both prudent and necessary." The Company is seeking court approval of debtor in possession financing to continue its operations on a limited scale. The Company has agreed with its bank lender to the terms of this financing.

 Paul I. Stevens, the Chairman and Chief Executive Officer of the Company, resigned his positions as a director and officer of the Company prior to the bankruptcy filing. Mr. Stevens, who is the largest creditor of the Company, resigned his positions because of the potential conflicts of interest resulting from his holding secured debt of the Company.

 Stevens International, Inc. markets and manufactures complete high-speed digital image processing systems for the banknote/security industry and web-fed printing and packaging systems for the worldwide packaging, banknote/security and specialty/commercial printing industries.


 Forward Looking Statements -- Certain statements in this release, which are not historical fact, are forward looking statements that involve risks and uncertainties. Actual events will be dependent upon the Company's ability to successfully conclude financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the Company's financial condition; sell all or parts of the Company; to retain its top customers; sell and market its products; the impact of competitor's pricing; product quality and related features; the cyclical nature of the Company's business; the technological innovations and product performance issues related to the Company's new product lines; recent losses; and other risks detailed in the Company's filings with the Securities and Exchange Commission.


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